Exhibit 99.1

FOR IMMEDIATE RELEASE

Guitar Center Names Mike Pratt New CEO

Former Best Buy Canada President Brings over 20 Years of Retail Insight and Experience

(Westlake Village, California) March 19, 2013 — Guitar Center, Inc., today announced that Mike Pratt has been appointed Chief Executive Officer and a member of the Company’s Board of Directors effective April 1, 2013.  Pratt succeeds Marty Hanaka, the Company’s Interim Chief Executive Officer, who will remain on the Board and assist in the transition.

Since 2008, Pratt has served as President and Chief Operating Officer of leading Canadian consumer electronics retailers Best Buy Canada and Future Shop.   He began his career more than 20 years ago with Future Shop, which was acquired by Best Buy Canada in 2001. During Pratt’s tenure, Best Buy Canada grew from 165 to 275 stores and greatly expanded its e-commerce activities and web presence.

“There’s no question that Guitar Center is North America’s leader in musical instruments and related products, and there’s a long legacy of success that I greatly admire,” said Pratt.  “Over the last few months, I’ve had the chance to look at the Company even more closely, and I came away very impressed with its dynamic, multi-format business model with strong in-store and web-based brands. I’m excited about this opportunity and looking forward to working with Guitar Center’s management team and dedicated associates to build the business at retail and online.”

“Mike is a proven leader in the retail industry with an impressive track record of success,” stated Matt Levin, a Managing Director at Bain Capital Partners, a leading global private investment firm which owns the business through an affiliate. “We are thrilled to attract an executive of his caliber to lead Guitar Center. We also want to thank Marty Hanaka for his efforts in providing valuable leadership continuity during this interim period.”

About Guitar Center

Guitar Center is the leading retailer of musical instruments and related products in the United States. Our Guitar Center brand operates over 240 retail stores and online and offers new, used and vintage guitars, basses, amplifiers, percussion instruments, keyboards, live sound and recording equipment, along with repair, rehearsal and lesson services. Our direct response brands offer catalog and online sales of a wide selection of musical products under various brand names, including Musician’s Friend, Music123 and Woodwind & Brasswind.

Our Music & Arts brand operates over 100 retail stores and online and specializes in band and orchestra instruments for sale and rental, serving teachers, band directors, college professors and students.

Visit our website at: www.guitarcenter.com

GUITAR CENTER PRESS & CORPORATE COMMUNICATIONS:

Guitar Center Corporate Communications Team - media@guitarcenter.com